Exhibit 99.1

Source: LinkedIn

Text:

Join an exclusive club to invest in $1-30 million blue-chip paintings with an investment minimum of just $10,000.

AVAILABLE NOW: Kusama’s “Infinity-Nets (GBC),” with similar works appreciating by 20.5%*

SEC Offering Circular: https://lnkd.in/djw4iTMd

Images:

YAYOI
KUSAMA



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Similar Sales



$3.0m
$2.0m
$1.0m
$0.0m
08
11
14
17
20
23

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See important Reg A disclosures: Masterworks.com/cd
Net Return" refers to the annualized internal rate of return net of all fees and costs, calculated from the offering closing date to the date the sale is consummated.
IRR may not be indicative of Masterworks paintings not yet sold and past performance is not indicative of future results.

Record Price


$8m
$6m
$4m
$2m
$0
94
99
04
09
14
19

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Repeat Sales

Purchase price	$24.3K
Sales price	$1.9M
Appreciation	▲80.3x
Hold period	13 years

Purchase price	$3.2K
Sales price	$161.2K
Appreciation	▲50.1x
Hold period	21 years

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Sharp Ratio

Yayoi Kusama	▲1.37
All Art	0.53
S&P 500	0.45

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